Exhibit 99.1

Nasdaq Listing Qualifications

Sent via Electronic Delivery to: khurram@cxapp.com

September 2, 2026

Mr. Khurram Sheikh

Chief Executive Officer

CXApp Inc.

Re:	CXApp Inc. (the “Company”) Nasdaq Symbol: CXAI

Dear Mr. Sheikh:

On September 11, 2025, Staff notified the Company that its Class A Common Stock failed to maintain a minimum bid price of $1.00 over the previous 30 consecutive business days as required by the Listing Rules of The Nasdaq Stock Market. Since then, Staff has determined that for the last 10 consecutive business days, from August 19, 2026 to September 1, 2026, the closing bid price of the Company’s Class A Common Stock has been at $1.00 per share or greater. Accordingly, the Company has regained compliance with Listing Rule 5550(a)(2), and this matter is now closed.1

If you have any questions, please contact Ellen Ignacio at +1 (202) 441 5613.

Thank you,

Nasdaq Listing Qualifications

[1]	Staff notes that Listing Rule 5810(c)(3)(A)(iv) states in part, “if a Company’s security fails to meet the continued listing requirement for minimum bid price and the Company has effected a reverse stock split over the prior one-year period; or has effected one or more reverse stock splits over the prior two-year period with a cumulative ratio of 250 shares or more to one, then the Company shall not be eligible for any compliance period specified in this Rule 5810(c)(3)(A) and the Listing Qualifications Department shall issue a Staff Delisting Determination under Rule 5810 with respect to that security.”